Dolphin Project - Texas State Waters

June 12, 2003 Prospectus Supplement to Prospectus Dated January 10, 2002 and Prospectus Supplements Dated February 14 and May 8, 2003


Temple
TEXAS
Austin
LOUISIANA
Houston
San Antonio
Galveston
Corpus Christi
Gulf of Mexico
Rio Grande
REEF

Dolphin Project - Texas State Waters

Rob C Seismic Structure Map with Rob C Seismic Amplitude Anomalies

(Amplitude Conforming to Structure) Contour Interval: 10ms

WELL SYMBOLS

Location Only · Gas Well · Dry Hole · Plugged and Abandoned Oil Well · Plugged & Abandoned Gas Well



Gas Productive Rob C Seismic Amplitude Anomalies
Prospective Rob C Seismic Amplitude Anomalies
357
358
359
360
361
362
365
364
363
278
279
370
371
374
373
372
FAIRWAY
Enlarged Area
GA 278 Field
Cumulative Production:
19.3 BCF, 289 MBC
Discovered From Amplitude Anomaly in 1985.
Dolphin B
Estimated Potential Reserves:
12.05 BCF, 180.8 MBC
GA 307 Field
Cumulative Production:
5.53 BCF, 71 MBC
Discovered From Amplitude Anomaly in 2001.
306
305
Dolphin A
Estimated Potential Reserves:
12.806 BCF, 192 MBC
SAFETY
ANCHORAGE
310
311
Offsetting producing Rob C Fields (GA 278 & GA 304).
Rob C Seismic Amplitude associated with sands.
Seismic Amplitude conforms to the structure.
Sands are gas and condensate bearing.
Water wet Rob C sands have No Seismic Amplitude

April 29, 2003



Enlarged Area
Map Scale 1" = 1700'
Off structure well with 5 separate Rob C Sands.
No Seismic Amplitude associated with sands.
Sands are water bearing.
SEISMIC AMPLITUDE ANOMALY
Dolphin B
Estimated Potential Reserves:
12.05 BCF, 180.8 MBC
Well with 6 separate Rob C Sands.
No Seismic Amplitude associated with sands.
Sands are water bearing.
Dolphin A
Estimated Potential Reserves:
12.806 BCF, 192 MBC
SEISMIC AMPLITUDE ANOMALY
Rob C Seismic Amplitude associated with sands.
Seismic Amplitude conforms to the structure.
Sands are gas and condensate bearing.
Water wet Rob C sands have No Seismic Amplitude

DOLPHIN PROJECT

Offshore Texas State Waters

Executive Summary

The Dolphin Project is designed to test two separate and discrete Miocene Rob C Sand seismic amplitudes. This project is located in the productive Miocene Rob L, Rob M, and Rob C trend, where seismic amplitudes, which conform to structure, have proven to produce gas and condensate. The Dolphin Project is situated between the Miocene Rob C production at the GA 278 Field (Discovered in 1985, with Cumulative Production of 19.3 BCF and 289 MBC) and the GA 307 Field (Discovered in 2001, with Cumulative Production of 5.53 BCF and 71 MBC). The Dolphin "A" Prospect is an upthrown 3-way faultline closure with 4 prospective horizons. The deepest target, the 8,100' Sand, has a clear seismic amplitude that conforms to structure. This sand was productive in the GA 278 Field (9.496 BCF) with a similar associated amplitude. The shallower targets, the 7,700' and 7,900' Sands are below the resolution of the seismic and do not have amplitudes, even though they produce at the GA 278 Field (7,700' Sand – 1.46 BCF; 7,900' Sand – 3.07 BCF). The downthrown GA 306 Rutherford #2 well has all 4 of the prospective horizons. These water-wet sands do not have a seismic defined amplitude. Three miles southwest of Dolphin "A", Seneca drilled and completed the 307 #1 well in March 2001 in a similar amplitude equivalent to the 8,100' Sand target. This well originally tested at 4.7 MMCF/D and in 23 months produced 4.61 BCF and 69 MBC, averaging 6.6 MMCF/D and 15 BC/MMCF. The Dolphin "B" Prospect, located two miles northeast from "A" is an upthrown 3-way faultline closure with at least 4 prospective horizons. This prospect is defined by a seismic amplitude that conforms to structure and is updip and in the same fault block as the GA 279 Mesa #1S/T well. Again, these water-wet sands do not have a seismic defined amplitude. Tri-C Resources, Inc., as operator is planning to drill Dolphin "A" as a straight hole, with a PTD of 8,400' during 3rd Qtr 2003; and Dolphin "B" as a directional hole. A single caission and flowline will be set for each well, with a water depth of approximately 50'.

DOLPHIN "A" PROSPECT:
S/2 NE/4 of Tract 306-L, Brazoria County, Texas – Gulf of Mexico, Containing 720 acres AND

DOLPHIN "B" PROSPECT:
S/2 SE/4 of Tract 278-L, Brazoria County, Texas – Gulf of Mexico, Containing 720 acres.

REEF GLOBAL ENERGY VENTURES II WILL PURCHASE ITS SHARE OF THE LEASES.

Chenier Energy, Inc. is the Prospect Generator. Chenier owns the right to Back-In after Project Payout for 20% WI.

Tri-C Resources, Inc is the Operator and owns 70% WI subject to Chenier's Back-In.

Providence Energy Corporation owns 25% WI subject to Chenier's Back-In.

Reef Global Energy II will purchase a 5% WI 80% NRI Base Lease.
Investor is Buying a 4.5% WI, 3.6% NRI.

REEF

1901 N. Central Expressway, Suite 300 • Richardson, TX 75080 • 1-877-915-REEF • www.reefexploration.com